Exhibit 3.1

CERTIFICATE OF AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
NEW RESIDENTIAL INVESTMENT CORP.

Pursuant to Section 242 of the General
Corporation Law of the State of Delaware

August 1, 2022

New Residential Investment Corp., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST:  The first sentence of Article FIRST of the Corporation’s Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

FIRST:  The name of the Corporation is Rithm Capital Corp.

SECOND:  Following this change in the Corporation’s name, references to (i) “New Residential Entity” and “New Residential Investment Corp. Entity” shall mean “Rithm Capital Entity” and (ii) “New Residential Entities” shall mean “Rithm Capital Entities”.

THIRD:  The foregoing amendment was duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed in its corporate name as of the date first written above.

NEW RESIDENTIAL INVESTMENT CORP.

By:	/s/ Nicola Santoro, Jr.
Name:	Nicola Santoro, Jr.
Title:	Chief Financial Officer

[Signature Page to Certificate of Amendment]